Exhibit 99.1
NEWS RELEASE
FOR RELEASE: IMMEDIATE
GATX CORPORATION REPORTS 2014 FIRST QUARTER RESULTS
CHICAGO, IL, April 24, 2014 - GATX Corporation (NYSE:GMT) today reported 2014 first quarter net income of $42.1 million or $0.90 per diluted share, compared to net income of $27.1 million or $0.57 per diluted share in the first quarter of 2013. The 2014 first quarter results include an after-tax benefit of $3.5 million, or $0.08 per diluted share, from a change in the depreciable lives of the North American railcar fleet. The 2013 first quarter results include the negative impact of $1.3 million, or $0.03 per diluted share, from Tax Adjustments and Other Items. Details related to Tax Adjustments and Other Items are provided in the attached Supplemental Information.
Effective January 1, 2014, GATX revised the depreciable lives of its North American railcars based on a review of the current economic lives and usage of various railcar types. The change resulted in an increase to the average depreciable life for the fleet of approximately two years.
In late March, GATX acquired a per diem boxcar fleet consisting of approximately 18,500 cars. The fleet utilization and Lease Price Index (“LPI”) data for Rail North America presented in this release exclude this newly acquired fleet.
Brian A. Kenney, president and chief executive officer of GATX, said, “Rail North America’s fleet utilization was 98.5% at the end of the first quarter and our renewal success rate during the quarter was more than 85%. The renewal rate change of our Lease Price Index was a positive 33.9% and the average renewal term for cars in the LPI was 62 months. These favorable results were driven by continued strong demand for tank cars and improving demand for certain freight car types, such as covered hoppers. With the acquisition of the per diem boxcar fleet, GATX is now the largest lessor of boxcars in North America and we are well-positioned to capitalize on the unique trends in this market. Uncertainty related to future regulations governing tank cars which carry flammable liquids intensified during the quarter as shippers, car owners, railroads and legislators all advocated varying positions to regulators about what should be included in the final rules. It is not possible to estimate the extent of any changes to tank car regulations, or what impact they might have on GATX."
Mr. Kenney continued, “Rail International’s performance remains stable as we continue to add newly built cars to our European tank car fleet. American Steamship Company’s 2014 sailing season is off to a slow start due to ice conditions on the Great Lakes. As the sailing season progresses, we expect to benefit from solid demand and higher water levels. Within the Portfolio Management segment, the Rolls-Royce and Partners Finance affiliates performed very well, while the ocean-going marine vessels continue to experience soft demand and relatively low rates.
“We expect our 2014 full-year earnings to be in the range of $4.15 to $4.35 per diluted share. The increase in our estimate from the range we provided in January is due to the full-year impact of the change in the depreciable lives as noted above. Consistent with prior guidance, we have not incorporated any costs from changes to tank car regulations into our earnings estimate.”
RAIL NORTH AMERICA
Rail North America reported segment profit of $75.0 million in the first quarter of 2014, compared to $50.3 million in the first quarter of 2013. The improvement in segment profit was driven by increased asset remarketing income and higher lease rates, partially offset by higher maintenance costs due to increased compliance work.
At March 31, 2014, Rail North America’s wholly owned fleet was approximately 108,000 cars, excluding the acquired boxcar fleet. The following fleet statistics and performance discussion exclude the recently acquired per diem boxcar fleet.
Fleet utilization was 98.5% at the end of the first quarter, comparable to the prior quarter and 97.8% at the end of the first quarter of 2013. During the first quarter of 2014, the GATX Lease Price Index (“LPI”), a weighted average lease renewal rate for a group of railcars representative of Rail North America's fleet, increased 33.9% over the weighted average expiring lease rate. This compares to a 37.1% increase in the prior quarter and a 30.8% increase in the first quarter of 2013. The average lease renewal term for cars included in the LPI during the first quarter was 62 months, compared to 60 months in the prior quarter and 65 months in the first quarter of 2013.
Rail North America’s investment volume was nearly $400 million in the first quarter, of which approximately $340 million was for the purchase of the per diem boxcar fleet.
Additional fleet statistics and macroeconomic data related to Rail North America’s business are provided on the last page of this press release.
RAIL INTERNATIONAL
Rail International's segment profit was $20.7 million in the first quarter of 2014, compared to $18.6 million in the first quarter of 2013. The 2013 first quarter results include the negative pre-tax impact from Other Items of $1.4 million. The increase in quarterly segment profit was driven by increased lease revenue due to more railcars on lease and higher lease rates, partially offset by the absence of income from GATX’s interest in a joint venture, which was sold during the third quarter of 2013.
At March 31, 2014, Rail International's fleet consisted of approximately 22,000 cars and utilization was 95.8%, compared to 96.4% at the end of the fourth quarter of 2013 and 93.4% at the end of the first quarter of 2013. Additional fleet statistics for Rail International are provided on the last page of this press release.
AMERICAN STEAMSHIP COMPANY
American Steamship Company (“ASC”) reported a segment loss of $1.2 million in the first quarter of 2014 compared to segment profit of $0.8 million in the first quarter of 2013. ASC's operations are typically limited during the first quarter as the vessels are in winter lay-up from mid-January through late March. This year’s operations have been negatively impacted by ice cover on the Great Lakes, which has delayed the start of the sailing season.
PORTFOLIO MANAGEMENT
Portfolio Management reported segment profit of $11.9 million in the first quarter of 2014 compared to $12.5 million in the first quarter of 2013. The decrease in quarterly segment profit was primarily due to lower asset remarketing income, partially offset by improved results from the Rolls-Royce Partners Finance affiliates.
Owned assets have a net book value of approximately $855 million and third-party managed portfolios have a net book value of approximately $111 million.
COMPANY DESCRIPTION
GATX Corporation (NYSE:GMT) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. Controlling one of the largest railcar lease fleets in the world, GATX has been providing quality railcars and services to its customers for more than 115 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898. For more information, visit the Company's website at www.gatx.com.
TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2014 first quarter results. Call details are as follows:
Thursday, April 24th
11:00 A.M. Eastern Time
Domestic Dial-In: 1-888-500-6974
International Dial-In: 1-719-457-2605
Replay: 1-888-203-1112 or 1-719-457-0820 /Access Code: 7238780

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

FORWARD-LOOKING STATEMENTS
Certain statements in this document may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. These statements refer to information that is not purely historical, such as estimates, projections and statements relating to our business plans, objectives and expected operating results, and the assumptions on which those statements are based. Some of these statements may be identified by words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project” or other similar words. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the SEC, that could cause actual results or developments to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to: (1) changes in regulatory requirements for tank cars in crude, ethanol, and other flammable liquid commodity service; (2) competitive factors in our primary markets, including lease pricing and asset availability; (3) weak economic conditions, financial market volatility, and other factors that may negatively affect the rail, marine, and other industries served by us and our customers; (4) inability to maintain satisfactory lease rates or utilization levels for our assets, or increased operating costs in our primary operating segments; (5) changes to laws, rules, and regulations applicable to GATX and our rail, marine, and other assets, or failure to comply with those laws, rules and regulations; (6) operational disruption and increased costs associated with compliance maintenance programs and other maintenance initiatives; (7) financial and operational risks associated with long-term railcar purchase commitments; (8) deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs; (9) unfavorable conditions affecting certain assets, customers or regions where we have a large investment; (10) risks related to our international operations and expansion into new geographic markets; (11) inadequate allowances to cover credit losses in our portfolio or declines in the credit quality of our customer base; (12) impaired asset charges that may result from weak economic or market conditions, changes to laws, rules, and regulations affecting our assets, events related to particular customers or asset types, or portfolio management decisions we implement; (13) environmental remediation costs or a negative outcome in our pending or threatened litigation; (14) our inability to obtain cost-effective insurance; (15) operational and financial risks related to our affiliate investments, particularly where certain affiliates may contribute significantly to our consolidated operating profit; (16) reduced opportunities to generate asset remarketing income; (17) failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees.
Given these risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis, judgment, belief or expectation only as of the date hereof. We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.

FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Jennifer Van Aken
312-621-6689
jennifer.vanaken@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(4/24/14)
--Tabular Follows--

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended March 31
	2014	2013
Revenues
Lease revenue	$250.6	$237.2
Marine operating revenue	17.7	18.5
Other revenue	18.3	16.6
Total Revenues	286.6	272.3
Expenses
Maintenance expense	73.1	66.7
Marine operating expense	15.0	16.6
Depreciation expense	58.7	57.9
Operating lease expense	26.9	32.3
Other operating expense	6.6	5.3
Selling, general and administrative expense	42.7	42.0
Total Expenses	223.0	220.8
Other Income (Expense)
Net gain on asset dispositions	28.1	16.7
Interest expense, net	(42.0)	(40.9)
Other expense	(3.4)	(1.1)
Income before Income Taxes and Share of Affiliates’ Earnings	46.3	26.2
Income Taxes	(14.1)	(7.5)
Share of Affiliates’ Earnings (net of tax)	9.9	8.4
Net Income	$42.1	$27.1

Share Data
Basic earnings per share	$0.92	$0.58
Average number of common shares	46.0	46.9
Diluted earnings per share	$0.90	$0.57
Average number of common shares and common share equivalents	46.8	47.7
Dividends declared per common share	$0.33	$0.31

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31 2014	December 31 2013
Assets
Cash and Cash Equivalents	$447.0	$379.7
Restricted Cash	14.8	20.3
Receivables
Rent and other receivables	54.2	80.1
Loans	121.4	122.7
Finance leases	200.5	207.3
Less: allowance for losses	(5.2)	(5.2)
	370.9	404.9

Operating Assets and Facilities	7,958.7	7,390.7
Less: allowance for depreciation	(2,358.9)	(2,320.4)
	5,599.8	5,070.3

Investments in Affiliated Companies	348.5	354.3
Goodwill	94.7	94.6
Other Assets	243.3	225.5
Total Assets	$7,119.0	$6,549.6
Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$171.5	$159.6
Debt
Commercial paper and borrowings under bank credit facilities	38.2	23.6
Recourse	4,310.0	3,765.9
Nonrecourse	70.1	72.6
Capital lease obligations	7.6	8.9
	4,425.9	3,871.0

Deferred Income Taxes	909.4	891.4
Other Liabilities	189.0	230.6
Total Liabilities	5,695.8	5,152.6
Total Shareholders’ Equity	1,423.2	1,397.0
Total Liabilities and Shareholders’ Equity	$7,119.0	$6,549.6

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended March 31, 2014
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$194.9	$47.2	$1.1	$7.4	$—	$250.6
Marine operating revenue	—	—	3.1	14.6	—	17.7
Other revenue	14.6	2.0	—	1.7	—	18.3
Total Revenues	209.5	49.2	4.2	23.7	—	286.6
Expenses
Maintenance expense	61.4	11.5	0.2	—	—	73.1
Marine operating expense	—	—	3.4	11.6	—	15.0
Depreciation expense	41.5	11.7	—	5.5	—	58.7
Operating lease expense	26.9	—	—	—	—	26.9
Other operating expense	4.8	1.4	—	0.4	—	6.6
Total Expenses	134.6	24.6	3.6	17.5	—	180.3
Other Income (Expense)
Net gain on asset dispositions	24.8	2.4	(0.4)	1.3	—	28.1
Interest expense, net	(24.6)	(6.2)	(1.4)	(6.8)	(3.0)	(42.0)
Other (expense) income	(3.4)	—	—	0.3	(0.3)	(3.4)
Share of affiliates’ earnings (pretax)	3.3	(0.1)	—	10.9	—	14.1
Segment Profit (Loss)	$75.0	$20.7	$(1.2)	$11.9	$(3.3)	$103.1
Selling, general and administrative expense						42.7
Income taxes (includes $4.2 related to affiliates’ earnings)						18.3
Net Income						$42.1
Selected Data:
Investment Volume	$396.0	$39.3	$8.3	$—	$1.9	$445.5
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$21.6	$—	$—	$—	$—	$21.6
Residual sharing income	0.6	—	—	1.2	—	1.8
Non-remarketing disposition gains (1)	2.6	2.4	—	—	—	5.0
Asset impairment	—	—	(0.4)	0.1	—	(0.3)
Total Net Gain on Asset Dispositions	$24.8	$2.4	$(0.4)	$1.3	$—	$28.1

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended March 31, 2013
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$183.8	$43.0	$1.1	$9.3	$—	$237.2
Marine operating revenue	—	—	12.3	6.2	—	18.5
Other revenue	13.8	2.2	—	0.6	—	16.6
Total Revenues	197.6	45.2	13.4	16.1	—	272.3
Expenses
Maintenance expense	54.6	11.5	0.6	—	—	66.7
Marine operating expense	—	—	9.8	6.8	—	16.6
Depreciation expense	42.3	10.1	—	5.5	—	57.9
Operating lease expense	32.3	—	—	—	—	32.3
Other operating expense	4.0	0.9	—	0.4	—	5.3
Total Expenses	133.2	22.5	10.4	12.7	—	178.8
Other Income (Expense)
Net gain on asset dispositions	10.2	1.2	—	5.3	—	16.7
Interest expense, net	(25.7)	(5.6)	(1.6)	(6.7)	(1.3)	(40.9)
Other (expense) income	(0.8)	0.5	(0.6)	—	(0.2)	(1.1)
Share of affiliates’ earnings (pretax)	2.2	(0.2)	—	10.5	—	12.5
Segment Profit (Loss)	$50.3	$18.6	$0.8	$12.5	$(1.5)	$80.7
Selling, general and administrative expense						42.0
Income taxes (includes $4.1 related to affiliates’ earnings)						11.6
Net Income						$27.1
Selected Data:
Investment Volume	$85.7	$44.3	$3.2	$16.0	$0.7	$149.9
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$1.6	$—	$—	$4.2	$—	$5.8
Residual sharing income	2.8	—	—	1.1	—	3.9
Non-remarketing disposition gains (1)	6.5	1.4	—	—	—	7.9
Asset impairment	(0.7)	(0.2)	—	—	—	(0.9)
Total Net Gain on Asset Dispositions	$10.2	$1.2	$—	$5.3	$—	$16.7

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except per share data)
Impact of Tax Adjustments and Other Items on Net Income:

	Three Months Ended March 31
	2014	2013
Tax adjustments	$—	$—
Other Items
Interest rate swaps at AAE (1)	—	(1.3)
Total impact on Net Income	$—	$(1.3)
Impact of Tax Adjustments and Other Items on Diluted Earnings per Share:

	Three Months Ended March 31
	2014	2013
Tax adjustments	$—	$—
Other Items
Interest rate swaps at AAE (1)	—	(0.03)
Total impact on Diluted Earnings per Share	$—	$(0.03)

_________
(1) Unrealized losses recognized on certain interest rate swaps at AAE Cargo AG.

We highlight these items to allow for a more meaningful comparison of financial performance between years and to provide transparency into the operating results of our business.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)
(Continued)

	3/31/2013	6/30/2013	9/30/2013	12/31/2013	3/31/2014
Assets by Segment (includes off-balance-sheet assets)
Rail North America	$4,399.3	$4,446.7	$4,495.1	$4,573.5	$4,842.9
Rail International	1,076.9	1,119.1	1,203.8	1,237.2	1,269.5
ASC	291.5	317.2	303.0	287.4	282.2
Portfolio Management	763.5	823.3	848.7	835.3	837.1
Other	82.7	80.4	83.5	120.6	121.6
Total Assets, excluding cash	$6,613.9	$6,786.7	$6,934.1	$7,054.0	$7,353.3
Capital Structure
Commercial paper and bank credit facilities,
net of unrestricted cash	$(200.8)	$(79.3)	$(103.2)	$(356.1)	$(408.8)
On-balance-sheet recourse debt	3,483.5	3,546.4	3,621.8	3,765.9	4,310.0
On-balance-sheet nonrecourse debt	127.9	103.0	75.2	72.6	70.1
Off-balance-sheet recourse debt	667.2	642.7	624.4	727.6	639.6
Off-balance-sheet nonrecourse debt	150.0	146.8	143.1	176.8	56.5
Capital lease obligations	10.1	10.1	9.0	8.9	7.6
Total Borrowings, net of unrestricted cash	$4,237.9	$4,369.7	$4,370.3	$4,395.7	$4,675.0
Total Recourse Debt (1)	$3,960.0	$4,119.9	$4,152.0	$4,146.3	$4,548.4
Shareholders’ Equity	$1,223.5	$1,219.1	$1,312.1	$1,397.0	$1,423.2
Recourse Leverage (2)	3.2	3.4	3.2	3.0	3.2
 _________
(1) Includes on- and off-balance-sheet recourse debt; capital lease obligations; commercial paper and bank credit facilities, net of unrestricted cash.
(2) Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets to Total Assets (Including Off-Balance-Sheet Assets), Excluding Cash:
Total Assets	$6,144.7	$6,119.2	$6,339.1	$6,549.6	$7,119.0
Less: cash	(348.0)	(122.0)	(172.5)	(400.0)	(461.8)
Add off-balance-sheet assets:
Rail North America	797.3	770.7	749.9	887.9	680.8
ASC	19.9	18.8	17.6	16.5	15.3
Total Assets, excluding cash	$6,613.9	$6,786.7	$6,934.1	$7,054.0	$7,353.3

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	3/31/2013	6/30/2013	9/30/2013	12/31/2013	3/31/2014
Rail North America Statistics (1)
Lease Price Index (LPI) (2)
Average renewal lease rate change	30.8%	36.0%	34.3%	37.1%	33.9%
Average renewal term (months)	65	58	63	60	62
Fleet Rollforward
Beginning balance	109,551	109,637	110,774	109,955	109,113
Cars added	988	2,035	914	1,179	548
Cars scrapped	(810)	(456)	(308)	(254)	(380)
Cars sold	(92)	(442)	(1,425)	(1,767)	(920)
Ending balance	109,637	110,774	109,955	109,113	108,361
Utilization	97.8%	98.2%	98.5%	98.5%	98.5%
Average active railcars	106,964	107,722	108,452	108,021	106,985
Rail International Statistics
Fleet Rollforward
Beginning balance	21,840	22,012	21,986	22,041	22,019
Cars added	361	492	349	313	125
Cars scrapped/sold	(189)	(518)	(294)	(335)	(370)
Ending balance	22,012	21,986	22,041	22,019	21,774
Utilization	93.4%	95.6%	96.2%	96.4%	95.8%
Average active railcars	20,741	20,860	21,091	21,231	21,051
Rail North America Industry Statistics
Manufacturing Capacity Utilization Index (3)	78.0%	77.9%	78.3%	78.4%	79.2%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (4)	(3.0)%	(1.5)%	(0.9)%	(0.5)%	0.9%
Year-over-year Change in U.S. Carloadings (chemical) (4)	(1.5)%	(0.3)%	0.0%	0.5%	0.7%
Year-over-year Change in U.S. Carloadings (petroleum) (4)	57.2%	47.9%	36.8%	31.1%	7.1%
Production Backlog at Railcar Manufacturers (5)	71,704	73,706	73,848	72,937	81,927
American Steamship Company Statistics
Total Net Tons Carried (millions)	1.5	9.0	9.7	8.6	0.4
 _________
(1) Rail North America's fleet statistics exclude the per diem boxcar fleet acquisition of approximately 18,500 cars announced on March 24, 2014.
(2) GATX's Lease Price Index ("LPI") is an internally-generated business indicator that measures lease rate pricing on renewals within our North American railcar fleet. The index is calculated using the weighted average lease rate for a group of railcar types that GATX believes best represents its overall North American fleet. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate, weighted by fleet composition. The average renewal lease term is reported in months and reflects the average renewal lease term of railcar types in the LPI, weighted by fleet composition.
(3) As reported and revised by the Federal Reserve.
(4) As reported by the Association of American Railroads (AAR).
(5) As reported by the Railway Supply Institute (RSI).